Exhibit 10.8
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”), is dated as of July 10, 2007 (the “Effective Date”) between The Film Department Holdings LLC, a Delaware limited liability company (the “Company”), and Bernd Stephan (the “Executive”), for the executive services of the Executive.
     WHEREAS, the Company recognizes that the Executive possesses special and unique skills and the Company wishes to assure itself of the services of the Executive for the period provided for in this Agreement; and
     WHEREAS, the Executive represents and warrants that he is free to accept this employment offer and commence employment on the date hereof without restriction from any employer or other person or entity other than the Company.
     NOW THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:
     1. Condition Precedent. The Company shall have no obligation hereunder unless and until the following conditions have all occurred: (a) the Company has received $25 million in capital contributions from its members, (b) the Company shall have completed the sale of $30 million of senior secured second lien notes, and (c) the Company or its subsidiary shall have entered into a $140 million credit agreement and shall have the right to borrow funds thereunder on the terms and conditions set forth therein.
     2. Engagement and Term. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company and its wholly-owned subsidiary, The Film Department LLC, upon the terms and subject to the conditions of this Agreement. The term of the Executive’s employment hereunder shall commence on the Effective Date, and shall continue until the second (2nd) anniversary of the Effective Date, unless earlier terminated in accordance with the provisions of this Agreement (the period from the Effective Date through the earlier of such expiration or termination, as such period may be extended hereunder, is referred to herein as the “Employment Term”). The Company, in its sole discretion, shall have the right and option to extend the Employment Term for up to two (2) successive two (2) year periods. The Company may exercise either or both such option(s) by written notice to the Executive provided at least sixty (60) days prior to the end of the then current Employment Term. Following expiration of the Employment Term, any employment of the Executive by the Company shall be at will. Immediately upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have concurrently resigned from all offices and positions he then holds with the Company and any subsidiaries or affiliates of the Company (“Subsidiaries”).
     3. Position, Duties and Responsibilities.
          (a) Chief Financial Officer. During the Employment Term, the Executive shall be Chief Financial Officer of the Company. In such capacity, the Executive shall have the powers and authorities of a chief financial officer as customarily exercised at comparable companies in the independent film industry, and shall be responsible for the day-to-day financial strategy and planning, monitoring, management and reporting, of the Company. The Executive shall report directly to the Chief Executive Officer (the “CEO”) and President & Chief Operating Officer (the “President & COO”) of the Company.
          (b) Greenlight Committee. At all times during the Employment Term, Executive shall be a member of the Greenlight Committee of the Company (as defined in the Company’s Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”)).
          (c) Performance of Duties. During the Employment Term, the Executive shall devote all of his working and business time, attention and energies to performing his duties hereunder. The Executive shall perform his duties and obligations hereunder diligently, faithfully, competently and to the best of his abilities in furtherance of the business of the Company, and in accordance with the highest ethical and professional standards.
          (d) Competition.
          (i) During the Employment Term and for any applicable Severance Period (as defined below) for which Executive is being compensated by the Company (including pursuant to Section 9(c) or Section 9(d)), the Executive shall not, directly or indirectly, in any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality, including, without limitation, the name of each county in the State of California, being expressly incorporated by reference herein), or any other place in the world, where the Company, or its Subsidiaries, successors or assigns, engages or proposes to engage in the Business (as defined in the LLC Agreement) or any other business then contemplated or engaged in by the Company or any Subsidiary (the “Competitive Business”), engage or in any way become interested in any person or entity that engages in any capacity, including, without limitation, as an individual, partner, shareholder, owner, member, principal, joint venturer, officer, director, agent, employee, independent contractor, trustee, advisor, representative, consultant or otherwise, in the Competitive Business; provided however, that the Executive may (i) serve as an officer or director of, or otherwise participate in, educational, welfare, social, religious and civic organizations, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments (provided that the Executive shall not manage actively any personal investments in any person or entity in the entertainment industry or related to the Competitive Business or that is or may be directly or indirectly competitive with the Company or any Subsidiary, in each case under this Section 3(d)(i) as long as such activities do not in any way interfere with the performance of the Executive’s duties or obligations hereunder.
          (ii) No provision of this Agreement shall be construed to prohibit the Executive’s acquisition, ownership, or trading of a passive, noncontrolling interest of less than five percent (5%) of the issued and outstanding publicly traded stock of such entity.
          (e) Nonsolicitation. At all times during the Employment Term and for a period of two (2) years after termination of this Agreement for any reason (including for purposes of this Agreement the expiration of the Employment Term), the Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, member, agent, advisor, representative or consultant of the Company or any

Subsidiary to terminate his, her or its employment or other relationship with the Company or any Subsidiary for any reason whatsoever, including, without limitation, for the purpose of associating with any competitor of the Company or any Subsidiary or otherwise encourage any such person or entity to leave, sever or otherwise change, his, her or its employment or other relationship with the Company or any Subsidiary.
          (f) Noninterference. During the Employment Term and for a period of two (2) years after the termination of this Agreement for any reason, the Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants of, or others having a business relationship with, the Company or any Subsidiary to terminate or change his, her or its relationship with the Company or any Subsidiary, for any reasons whatsoever, including, without limitation, for the purpose of associating with any competitor of the Company or any Subsidiary or otherwise encourage such customers, clients, vendors, suppliers or consultants of the Company or any Subsidiary to terminate, sever or change his, her or its relationship with the Company or any Subsidiary for any reason.
          (g) Rights and Remedies upon Breach. If the Executive breaches any of the provisions of Sections 3(d), (e) or (f) above (the “Restrictive Covenants”), the Company and any Subsidiary shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or any Subsidiary:
          (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or other equitable relief without the obligation to post a bond or other security or proving damages, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and any Subsidiary and that money damages would not provide an adequate remedy to the Company or any Subsidiary.
          (ii) Modification by the Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is illegal, invalid or unenforceable because of the duration, scope or territorial restrictions of such provision or otherwise, such court shall have the power (and is hereby instructed by the parties) to reduce the duration, scope or territorial restrictions of such provision or otherwise modify the Restrictive Covenants, as the case may be (it being the intent of the parties that any such reduction or modification be limited to the minimum extent necessary to render such provision legal, valid and enforceable), so that, in its reduced or modified form, such provision shall then be legal, valid and enforceable.
          (iii) Enforceability in Jurisdictions. The Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants, by seeking appropriate injunctive relief in accordance with this Section 3(g) upon the courts of any jurisdiction within the geographic scope of such covenants.
          (h) Executive’s Representations.
          (i) The Executive represents and warrants that the Executive is free to enter into this Agreement with the Company and that the Executive is not bound by any independent contractor agreement, employment agreement, nondisclosure agreement, noncompetition agreement or any other agreement or obligation that may infringe on the Company’s ability to engage the services of the Executive or in any manner prevent the Executive from performing any of the duties that may be required of the Executive under this Agreement, or that may in any way result in any involvement by the Company in any matter, action, suit or proceeding concerning the Executive’s former employment arrangement or contractor arrangement with any individual or entity or the termination of that employment or contractor relationship. The Executive further represents and warrants that the Executive will not provide to the Company, or utilize in performing services for the Company, any trade secrets or proprietary information of any former employer or other contracting entity.
          (ii) The Executive agrees to indemnify and hold the Company harmless against any and all costs, attorneys’ fees, losses, liabilities and expenses resulting from any claims arising out of, directly or indirectly, or in any way related to the Executive’s representations set forth herein, including without limitation any breach thereof.
     4. Location of Engagement; Transportation. During the Employment Term, the Executive shall perform his services to the Company in the Los Angeles, California area (to be headquartered at a specific location to be determined in accordance with the LLC Agreement), subject to the travel needs of the Company’s business consistent with policies and practices of the Company, for which travel air transportation, hotel accommodations, ground transportation to and from all such locations, a full size rental car, and a per diem (in lieu of reimbursements of actual expenses) to be negotiated in good faith (all of the foregoing to be reasonable “business class”) will be provided by the Company at its cost and expense.
     5. Compensation.
          (a) Compensation. During the Employment Term, the Company shall pay or cause to be paid to the Executive an annualized base compensation of $225,000 (the “Base Compensation”) for the services of the Executive. On each anniversary of the Effective Date during the Employment Term, the Base Compensation shall be increased for the next succeeding year of the Employment Term by an amount equal to eight percent (8%) of the Base Compensation (as adjusted, the “Compensation”). During the Employment Term, the Compensation shall be payable in equal installments in accordance with the Company’s then current normal payroll practices and procedures for salaried employees, but no less frequently than twice per month, less any deductions, withholdings and offsets required by law, rule or regulation or otherwise authorized by the Executive.
          (b) Contingent Compensation. Promptly following each and every anniversary of the Effective Date during the Employment Term, the Company shall pay or cause to be paid to the Executive, bonus compensation equal to five percent (5%) of the Compensation per year, commencing with the first (1st) anniversary of the Effective Date (the “Bonus”); provided that payment of the Bonus shall be at the sole discretion of the CEO and the President & COO.
          (c) Incentive Interests. Pursuant to a separate Management Incentive Share Agreement and subject to the terms and conditions set forth therein, the Executive shall be eligible to receive additional compensation through the granting of incentive phantom interests equivalent to five percent (5%) of the amount of the distributions that would otherwise be payable to the holders of Class A Units pursuant to the LLC Agreement.
     6. Expenses. The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive during the Employment Term in the performance of the Executive’s services pursuant to this Agreement and consistent with the policies and practices of the Company. The Company shall make reimbursement within a reasonable time following the Executive’s presentation of expense statements, vouchers, receipts, and such other supporting information as the Company reasonably may require from the Executive. The Executive acknowledges that the Company’s policies and practices regarding the documentation of expenses for which reimbursement is sought may change from time to time, and the Executive agrees that he will comply with all such documentation requirements.
     7. Benefits.
          (a) The Executive, and the Executive’s dependents, shall be eligible to participate in any group life insurance, hospitalization, medical, health and accident, dental, disability, or similar plan or program generally made available by the Company to its most senior executives.
          (b) The Executive shall be eligible to participate in all savings, retirement and similar plans generally made available by the Company to its most senior executives. The Company expects that such plans are to initially include a 401(k) plan and a defined contribution pension plan where the aggregate costs of all such plans, including administration thereof, do not exceed the amounts in the Budget for the “Pension 2.5%” line item for any applicable year.
          (c) The Executive shall be entitled to two (2) weeks of paid vacation during each full year of the Employment Term, in accordance with the accrual methodology and vacation-day accrual limitations in the Employee Handbook to be adopted and approved by the Company and applied to its employees. The Executive may observe the legal and other holidays recognized by the Company, and religious holidays that the Executive deems appropriate, in the sound exercise of his business judgment.
     8. Confidential Information. The Executive acknowledges that he has or will have access to confidential or proprietary information (whether in oral, written, electronic or other format) regarding the affairs, trade secrets, operations, results of operations, business and prospects of the Company and any Subsidiary (the “Confidential Information”). Examples of Confidential Information include, without limitation, information regarding business plans, marketing plans, financial information, acquisition information, distribution information, licensing information, personnel information, scripts, ideas for projects, motion pictures, processes, know-how, trade secrets, formulas, litigation, operations, methods, pricing information, costs, marketing data, procedures, customer lists, customer information, development activities and technical data and other information. The Executive acknowledges that the improper use or disclosure of Confidential Information would have a material adverse effect on the Company and/or any Subsidiary, including, without limitation, its operations, financial performance, development of its business and prospects. The Executive therefore covenants and agrees as set forth below:

          (a) The Executive shall keep secret and confidential all Confidential Information, and shall not disclose, divulge or otherwise use any Confidential Information other than for the benefit of the Company in connection with the Executive’s proper performance of his duties under and pursuant to this Agreement, except with the prior written consent of the CEO or the President & COO; provided that (i) during the Employment Term the Executive may use and disclose the Confidential Information as reasonably necessary in the performance of his duties and responsibilities under this Agreement and for the benefit of the Company in the reasonable and good faith exercise of his power and authority pursuant to this Agreement, (ii) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of the Executive’s breach, directly or indirectly, of his obligations hereunder; and (iii) the Executive may, after giving prior written notice to the Company, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process); provided, however, that if the Executive is so requested to disclose any Confidential Information pursuant to the foregoing clause (iii), the Executive agrees to provide the Company with prompt prior written notice, if not precluded by applicable law, in reasonable detail of each such request so that the Company may seek an appropriate protective order; provided, further, that if, absent the entry of a protective order or the receipt of a waiver under this Agreement, the Executive is, in the reasonable opinion of his counsel, legally compelled to disclose such Confidential Information under pain of liability for contempt or other censure or penalty (civil or criminal), the Executive may disclose such information to the governmental entity to the extent required without liability under this Agreement. In such event, the Executive shall exercise his reasonable commercial efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information so disclosed.
          (b) The Executive shall deliver to the Company at its principal executive offices at the termination of this Agreement (including at the end of the Employment Term), or at any other time the Company may so request, (i) all memoranda, notes, records, reports, and other documents and information (including, without limitation, drafts, whole or partial copies, and information stored or maintained electronically, magnetically, in a computer, or through any other medium currently existing or invented in the future) relating to, discussing or containing any portion of the business of the Company or any Confidential Information and which he may then possess or have under his direct or indirect control and (ii) all of the Company’s and any Subsidiary’s property and equipment (including, without limitation, any cell phones, pagers, credit cards, computers, etc.).
          (c) The Executive’s duties may require that he enter into confidentiality agreements, nondisclosure agreements, or comparable agreements with third parties, and a third party may require the Executive’s entry into such an agreement(s) personally and on behalf of the Company. In any such event, the Executive agrees to engage in reasonable efforts to perform any such agreement.
     9. Termination.
          (a) Definitions. The following definitions shall apply to the use of such terms in this Agreement:
          (i) “Cause” means:

          (1) the Executive’s willful malfeasance, gross negligence or gross or willful misconduct in the performance of the duties or responsibilities of his position with the Company or any Subsidiary in accordance with this Agreement;
          (2) the Executive’s failure to timely carry out any lawful directive prescribed by the CEO or the President & COO in accordance with this Agreement and the LLC Agreement other than any such failure resulting solely from the Executive’s Disability;
          (3) the Executive’s misappropriation of any funds or property of the Company or any Subsidiary or the commission by the Executive of an act of fraud or dishonesty;
          (4) reasonable evidence (as determined in good faith by the CEO or the President & COO) to indicate that the Executive has committed any felony;
          (5) acting in any way (including any act of moral turpitude) that has or is reasonably likely to have a material adverse effect on the Company’s or any Subsidiary’s business, operations, results of operation, prospects or reputation;
          (6) the improper disclosure, divulging or use by the Executive of any Confidential Information in violation of any confidentiality or proprietary agreement or obligation to which the Executive is a party or bound (including Section 8 hereof);
          (7) use of illegal drugs or improper use of alcohol, during work hours, being under the influence of illegal drugs or excessive alcohol during work hours or, subject to applicable federal or state law, chronic alcoholism or drug addiction (which shall not include the proper use of lawfully prescribed drugs); or
          (8) any other material violation of any provision of this Agreement;
provided, that with respect to any violation of Section (2) or (8) that is reasonably subject to cure, the Executive shall have the right, within thirty (30) days after receipt of notice from the Company, to cure such event or circumstance giving rise to the violation, in the event of which such event or circumstance shall be deemed to not constitute Cause hereunder.
The Company agrees that each of the following must occur before the Company may assert the existence of Cause under Section (2) or (8) above: (A) the Company must provide written notice to the Executive, with reasonable detail, of the matter(s) giving rise to the notice; and (B) the Executive must have the opportunity to respond in writing to the written notice, with the assistance of any counsel deemed appropriate by the Executive (at the Executive’s expense), not later than ten (10) days after delivery of the written notice; and (C) the Company must provide the Executive, if requested in the written response to the written notice contemplated above, the opportunity to address the CEO and President & COO during a confidential meeting to be held as soon as reasonably practicable after the request; provided, however, that the Company may assert the existence of Cause under Section (2) or (8) above upon the earlier of the completion of the foregoing procedures or the Executive’s failure to provide a written response or orally present their position at a meeting with the CEO and President & COO within the time periods described above (the foregoing shall collectively be referred to herein as, the “Cause Determination Procedure”).
          (ii) “Constructive Termination without Cause” means the termination of the Executive’s employment with the Company pursuant to this Agreement by the Executive, after one or more of the following events, but within ninety (90) days of the occurrence thereof, in any case where no Cause exists and after the Executive provides written notice to the CEO and the President & COO, with reasonable detail, of the matter:
          (1) a reduction in the Compensation or the Bonus, or the uncured material violation by the Company of any provision of this Agreement;
          (2) any material diminution in the duties, authority, responsibilities, or positions of the Executive from that specified in this Agreement; or
          (3) the assignment to the Executive of duties or responsibilities that are materially inconsistent or different from those set forth herein (excluding an isolated and inadvertent action by the Company not taken in bad faith and which is remedied by the Company promptly after receipt by the CEO and the President & COO of written notice from the Executive specifying in reasonable detail the applicable action);
provided, that with respect to any violation or event that is reasonably subject to cure, the Company shall have the right, within thirty (30) days after receipt of notice, to cure such event or circumstance giving rise to the violation, in the event of which such event or circumstance shall be deemed to not constitute constructive Termination without Cause.
“Disability” means the inability of the Executive to perform the essential functions of his position in accordance with this Agreement with or without reasonable accommodation on account of mental or physical disability, illness or other incapacity for (a) sixty (60) consecutive days, or (b) any one hundred twenty (120) days in any three hundred sixty (360) day period, it being understood and agreed that the Executive’s continuous and sustained participation in the operation of the Company and presence at work is an essential function of the job.
          (b) Termination by the Company for Cause or by the Executive other than upon Constructive Termination without Cause.
          (i) The Executive’s employment with the Company pursuant to this Agreement may only be terminated for Cause upon a decision of the CEO and the President & COO and compliance with the Cause Determination Procedure.

          (ii) If the Company terminates this Agreement for Cause or the Executive terminates this Agreement other than upon Constructive Termination without Cause, on the date of such termination, the Executive shall be paid all earned but unpaid Compensation or Bonus, together with accrued, but unused, vacation pay (as determined in accordance with the Company’s then current policy on vacation accrual) through the date of termination, and any other benefits accrued through the date of termination pursuant to the terms of this Agreement. The Company shall also reimburse the Executive in accordance with Section 6 hereof for expenses incurred prior to the date of termination which are otherwise reimbursable but which have not then been reimbursed pursuant to Section 6 hereof.
          (c) Termination by the Company without Cause by the Executive for Constructive Termination without Cause. In the event the Executive’s employment with the Company pursuant to this Agreement is terminated by the Company without Cause, or the Executive’s employment is terminated by the Executive for Constructive Termination without Cause, the Executive shall be entitled to the following:
          (i) to be paid on the date of termination, earned but unpaid Compensation and Bonus, together with accrued but unused, vacation pay (as determined in accordance with the Company’s then current policy on vacation accrual) through the date of termination;
          (ii) to reimbursement in accordance with Section 6 hereof of the expenses incurred prior to the date of termination which are otherwise reimbursable but which have not been reimbursed pursuant to Section 6 hereof; and
          (iii) to be paid the cash equivalent of the Compensation (the “Compensation Payment”) for the lesser of (x) twelve (12) months or (y) the unexpired portion of the Employment Term as if the Employment Term had not been terminated (the “Severance Period”), with the pro rata equivalent of the Compensation Payment, subject to Section 12(q) herein, payable by the Company to the Executive in accordance with the Company’s then current normal payroll practices, but not less frequently than twice per month, and the Executive and the Executive’s family, as applicable, shall also continue, for the Severance Period, to be entitled to the continuation of all benefits set forth in Section 7(a) hereof.
          (d) Death and Disability. This Agreement shall automatically terminate upon the death of the Executive and may be terminated by the CEO and the President & COO in the event of the Disability of the Executive. In the event that this Agreement is terminated due to the death or Disability of the Executive, the Executive or his estate shall be entitled to receive in full satisfaction of all obligations due to the Executive from the Company hereunder,
          (i) all earned but unpaid Compensation and Bonus, together with accrued, but unused, vacation pay (as determined in accordance with the Company’s policy on vacation accrual) through the date of termination;
          (ii) reimbursement in accordance with Section 6 hereof of expenses incurred prior to the date of termination which are otherwise reimbursable but which have not been reimbursed pursuant to Section 6 hereof; and

          (iii) an amount equal to the lesser of (x) three (3) months’ Compensation or (y) the unexpired portion of the Employment Term as if the Employment Term had not been terminated, with the pro rata equivalent thereof, subject to Section 12(q) hereof, payable by the Company to the Executive in accordance with the Company’s then current normal payroll practices, but no less frequently than twice per month.
          (e) Incentive Interests. In addition to the foregoing, upon termination of the Executive’s employment, the Executive shall continue to have such rights, if any, that may continue to exist under the Management Incentive Share Agreement upon the terms and conditions set forth therein.
     10. Indemnification. Except as otherwise required by Law or as provided in this Agreement, the Company shall indemnify and hold harmless the Executive from and against all liabilities, judgments, losses (including amounts paid in settlement), costs, damages and expenses (including all reasonable legal or other expenses incurred in investigating or defending against any such liability, judgment, loss, cost, damage or expense) actually incurred by the Executive by reason of any act or omission or any alleged act or alleged omission performed or omitted by the Executive (including those in connection with serving as officers or on boards of directors of the Company or for any Subsidiary or affiliate of the Company) so long as the Executive shall have acted in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Executive by or pursuant to this Agreement, except that the Executive shall not be entitled to be indemnified in respect of any liability, loss, cost, damage or expense incurred by the Executive by reason of fraud, gross negligence or willful misconduct. The rights granted pursuant to this Section 10 shall be deemed contract rights, and no amendment, modification or repeal of this Section 10 shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. To the fullest extent permitted by applicable Law, expenses (including reasonable legal fees) incurred by the Executive in defending any claim, demand, action, suit or proceeding shall promptly, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Executive to repay such amount if it shall be determined that the Executive is not entitled to be indemnified as authorized in Section 10 hereof. The rights set forth in this Section 10 are in addition to, and not in lieu of, any indemnification rights of the Executive set forth in the LLC Agreement; provided that in no event shall the Executive receive or be entitled to duplicative indemnification. The indemnification obligations set forth in this Section 10 shall survive the termination of this Agreement and the Employment Term for any reason.
     11. Assignment of Intellectual Property Rights.
          (a) Definition of “Intellectual Property”; Certain Limitations.
          (i) As used herein, the term “Intellectual Property” shall mean all software, inventions, discoveries, processes, know-how, plans, procedures, formula, trade secrets, methods, artistic or creative materials (including, without limitation, concepts, scripts, ideas for projects, motion pictures and development materials), service marks, designs, licenses, logos, proprietary or technical information and all other intellectual property of any nature and in any media, including works-in-progress, whether or not subject to patent, trademark, tradename, tradedress, copyright, trade secret, or mask work protection, and whether or not reduced to practice, which are made, created, authored, conceived, or reduced to practice by the Executive, either alone or jointly with others, during the period of employment with the Company which (x) relate, to any extent, to the past, actual or planned business or activities of the Company or any Subsidiary, (y) result from or is suggested by, to any extent, work performed by the Executive for the Company or any Subsidiary (whether or not made or conceived during normal working hours or on the premises of the Company) or (z) which result, to any extent, from use of the premises or property of the Company.
          (ii) The Company hereby notifies the Executive that the provisions of this Section 11 do not apply to any Intellectual Property for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (x) such Intellectual Property relates to the past, actual or planned business or activities of the Company, including, without limitation, research and development or (y) such Intellectual Property results in any way from any work performed by the Executive for the Company.
          (b) Work for Hire. Except as provided in Section 11(a)(ii) above, the Executive expressly acknowledges that all copyrightable aspects of the Intellectual Property are to be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”), and that the Company is to be the “author” within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by the Company as of its creation, and the Executive hereby expressly disclaims any and all interest in any of such copyrightable works.
          (c) Assignment. The Executive acknowledges and agrees that all Intellectual Property constitutes trade secrets of the Company (other than any Intellectual Property described in clause (ii) of Section 11(a)) and shall be the sole property of the Company or any other entity designated by the Company. In the event that title to any or all of the Intellectual Property, or any part or element thereof, may not, by operation of law, vest in the Company, or such Intellectual Property may be found as a matter of law not to be “works made for hire” within the meaning of the Act, the Executive hereby conveys and irrevocably assigns to the Company, without further consideration, all his right, title and interest, throughout the universe and in perpetuity, in all Intellectual Property and all copies thereof, in whatever medium fixed or embodied, and in all written records, graphics, diagrams, notes, or reports relating thereto in the Executive’s possession or under his control, including, with respect to any of the foregoing, all rights of patent, trademark, tradename, tradedress, copyright, trade secret, mask work, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention, and all rights to register and renew same.
          (d) Proprietary Notices; No Filings; Waiver of Moral Rights. The Executive acknowledges that all Intellectual Property shall, at the sole option of the Company, bear the Company’s patent, copyright, trademark, trade secret, mask work and other proprietary rights notices. The Executive agrees not to file any patent, copyright, or trademark applications relating to any Intellectual Property, except with prior written consent of an authorized officer of the Company (other than the Executive). The Executive hereby expressly disclaims any and all interest in any Intellectual Property and waives any right of droit morale or similar rights, such as rights of integrity or the right to be attributed as the creator of any Intellectual Property.
          (e) Further Assurances. The Executive agrees to assist the Company, or any party designated by the Company, promptly on the Company’s request, whether before, during or after the termination of employment, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company’s rights in the Intellectual Property by performing all acts and executing all documents and instruments deemed necessary or convenient by the Company, including, by way of illustration and not limitation:
          (i) Executing assignments, applications, and other documents and instruments in connection with (x) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Intellectual Property and (y) confirming the assignment to the Company of all right, title, and interest in the Intellectual Property or otherwise establishing the Company’s exclusive ownership rights therein; and
          (ii) Cooperating in the prosecution of patent, copyright, trademark and mask work applications, as well as in the enforcement of the Company’s rights in the Intellectual Property, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office or any other administrative body.
     The Executive shall be reimbursed for all reasonable out-of-pocket costs incurred in connection with the foregoing if such assistance is requested by the Company after the termination of the Executive’s employment.
          (f) Disclosure of Intellectual Property. The Executive shall make full and prompt disclosure to the Company on a continuing basis of all Intellectual Property subject to assignment by the Executive to the Company.
     12. General.
          (a) Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally, by facsimile transmission or certified mail (first class postage prepaid) return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, to the parties at the following addresses or facsimile numbers:
          If to the Company, to:
The Film Department Holdings LLC
8439 Sunset Boulevard, Second Floor
West Hollywood, California 90069
Facsimile: (866) 311-4894
Attn: Neil Sacker, President & COO
If to the Executive, to:
Bernd Stephan
205 South Thurston Avenue
Los Angeles, CA 90049

All such notices, requests and other communications shall (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given on the first business day following confirmation, (c) if delivered by nationally recognized overnight delivery service in the manner described above to the address as provided in this Section, be deemed received the first business day after the business day sent, and (d) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon the earlier of actual receipt or seven (7) business days after deposit in the mail (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
          (b) Entire Agreement. Except as set forth in the Management Incentive Share Agreement, this Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof; supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.
          (c) Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed (with respect to the Company, after due authorization by the CEO or the President & COO) by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.
          (d) Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed (with respect to the Company, after due authorization by the CEO or the President & COO) by or on behalf of each party hereto.
          (e) No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
          (f) No Assignment Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (with respect to the Company, after due authorization by the CEO or the President & COO) by any party hereto without the prior written consent of the other parties hereto, and any attempt to do so shall be void. Subject to the preceding sentence, this Agreement is binding upon, shall inure to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.
          (g) Headings; Definitional Provisions; etc. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa. The words “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “including” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.
          (h) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never composed a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
          (i) Drafting History. In resolving any dispute or construing any provision in the Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted such provision of the Agreement, (b) because of the drafting history of the Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.
          (j) Arbitration. The Company, on the one hand, and the Executive, on the other hand, agree that, if a dispute arises concerning or relating to this Agreement or the provision of the Executive’s services hereunder, the dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association then in effect. The arbitration shall take place in Los Angeles County, California and both the parties agree to submit to the jurisdiction of the arbitrator selected in accordance with the American Arbitration Association Commercial Rules and procedures. Except for any claims for injunctive relief, the parties agree that this arbitration procedure shall be the exclusive means of redress for any disputes relating to or arising from this Agreement between the parties, including disputes over rights provided by federal, state or local statutes, regulations, ordinances and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to trial in a court of law, and agree that the arbitrator’s award shall be final and binding on the parties, and not appealable, subject to manifest error which can only be corrected by the arbitrator. Each party shall pay for its own costs and attorneys’ fees related to the arbitration; however, the Company shall pay all costs which are unique to the arbitration, including the arbitrator’s fees. If a party prevails on a statutory claim which affords the prevailing party their attorneys’ fees, or where there is a written agreement providing for such fees, the arbitrator may award reasonable fees to the prevailing party. The arbitrator shall have the authority to award any damages authorized by law other than punitive, consequential or special damages. The parties agree to keep the fact, and results and findings, of the arbitration confidential (subject to applicable law) and agree to execute all necessary documents to maintain such confidentiality.
          (k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof that would result in the applicability of the laws of another jurisdiction.
          (l) Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
          (m) Mitigation. The Executive shall be obligated to take reasonable steps to mitigate any damages hereunder including seeking other employment or engagement of services and taking other reasonable actions by way of mitigation of the amounts payable to the Executive under any provisions of this Agreement, and such amounts otherwise so payable shall be reduced if the Executive obtains other employment or engagement. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to setoff, counterclaim, recoupment, defense and other claim, right or action which the Company (or any other party) may have against the Executive or others.
          (n) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          (o) Successors and Assigns. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive and any prohibited assignment attempted by the Executive is void. This Agreement shall be binding on and enforceable by any successor to the Company, whether by merger, acquisition of substantially all of the Company’s assets or otherwise, as fully as if such successor was a signatory hereto and the Company shall cause such successor to, and such successor shall, expressly assume the Company’s obligations hereunder. Notwithstanding anything else herein contained, the term “Company” as used in this Agreement, shall include all such successors.
          (p) No Conflicting Obligations. The Executive affirms that no obligation of the Executive precludes or in the future may preclude the Executive’s entry into and full faithful performance of each and all of his duties and obligations under this Agreement.
          (q) Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the later of the end of the calendar year of the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)). To the extent that any severance payments (including payments on constructive termination for “good reason”) come within the definition of “involuntary severance” under Code Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two times the 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Code Section 409A, and shall not be subject to the following Code Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. No party may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. In the event that the Executive is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock of which is publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of the engagement shall be deferred and not paid until the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of the engagement, or (ii) the Executive’s death, consistent with the provisions of Code Section 409A. Notwithstanding anything herein to the contrary no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.
[signature page follows]

     IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.

COMPANY:

THE FILM DEPARTMENT HOLDINGS LLC

By:	/s/ Mark Gill
Mark Gill, Chief Executive Officer

EXECUTIVE:
/s/ Bernd Stephan

Bernd Stephan